Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq GM: OCCF)
www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Jaime Wert
(212) 355-4449 ext. 127	(212) 355-4449 ext. 173
asiegel@joelefrank.com	jwert@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL FOURTH QUARTER 2007 FINANCIAL RESULTS

Net Sales, Gross Profit Margins and Net Income all Increased

in Fourth Quarter and Fiscal 2007

ROANOKE, VA, January 28, 2008 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fourth quarter and its fiscal year ended October 31, 2007.

The Company reported increases in net sales, gross profit margins and net income for both the fourth quarter and fiscal year as compared to results in the prior year.

Fourth Quarter 2007 Financial Results

Optical Cable reported net income of $810,000, or $0.13 per basic and diluted share, for its fourth quarter of fiscal 2007, an increase of 7.8% compared to net income of $751,000, or $0.13 per basic and diluted share, for the same period last year.

Net sales for the fourth quarter of fiscal 2007 increased 6.0% to $13.4 million compared to net sales of $12.6 million for the comparable period last year. Sequentially, net sales for the fourth quarter of fiscal 2007 increased 14.6% compared to net sales of $11.7 million for the third quarter of fiscal 2007. The Company’s net sales growth during the fourth quarter was achieved over a broad customer base and product mix, with increases in the Company’s specialty markets.

Optical Cable Corp. – Fourth Quarter 2007 Earnings Release

Gross profits increased 14.2% to $5.4 million in the fourth quarter of fiscal 2007, up from $4.7 million in the fourth quarter of fiscal 2006. Gross profit as a percentage of net sales (or “gross profit margin”) for the fourth quarter of fiscal 2007 increased to 40.5% compared to 37.6% for the fourth quarter of fiscal 2006.

Selling, general and administrative expenses (“SG&A expenses”) for the fourth quarter of fiscal 2007 increased 15.4% to $4.3 million from $3.7 million for the comparable period last year. SG&A expenses as a percentage of net sales were 31.7% in the fourth quarter of fiscal 2007 compared to 29.2% in the fourth quarter of fiscal 2006.

Fiscal Year 2007 Financial Results

Optical Cable’s net income for its fiscal year ended October 31, 2007 increased substantially compared to the prior year. The Company reported net income of $1.3 million, or $0.21 per basic and diluted share, for fiscal year 2007, compared to net income of $351,000, or $0.06 per basic and diluted share, for fiscal year 2006.

Total net sales for fiscal year 2007 increased to $45.5 million compared to net sales of $45.3 million in the prior year. The Company’s net sales outside the U.S. increased 22.7% to $12.9 million in fiscal year 2007, compared to $10.5 million in fiscal year 2006. Optical Cable also recorded increased sales in its specialty markets in both the U.S. and outside the U.S.

Gross profits increased 11.3% to $17.2 million in fiscal year 2007, up from $15.4 million in fiscal year 2006. Gross profit margin increased to 37.7% for fiscal year 2007 compared to 34.0% in fiscal year 2006, as the Company’s manufacturing lead times decreased and its manufacturing efficiencies increased. The Company believes that the benefits of the investments made in its systems, processes and facilities are being realized and that its enhanced profitability is in part due to the successful implementation of its new ERP system.

SG&A expenses increased 2.7% to $15.3 million in fiscal year 2007 compared to $14.9 million in fiscal year 2006. SG&A expenses as a percentage of net sales increased to 33.6% in fiscal year 2007 compared to 32.9% in fiscal year 2006.

Management’s Comments

Mr. Neil Wilkin, President and CEO of Optical Cable Corporation, stated “We are pleased to report increases in net sales, gross profit margins and net income not only for the fourth quarter, but also for fiscal year 2007. After a slow first quarter, we improved performance in the second, third and fourth quarters of fiscal year 2007, finishing the year with strong financial results. During fiscal 2007 the Optical Cable team clearly demonstrated its ability to leverage investments in facilities, processes, systems, and personnel to deliver growing financial performance. We look forward to building on our success in fiscal 2008 and to creating meaningful value for all Optical Cable shareholders.”

Optical Cable Corp. – Fourth Quarter 2007 Earnings Release

Conference Call and Webcast

Optical Cable will host its quarterly conference call on Monday, January 28, 2008 at 11:00 a.m. Eastern Time.

Individuals wishing to participate in the conference call should call (888) 868-9083. For interested individuals unable to join the call, a replay will be available through February 4, 2008 by dialing (800) 642-1687, pass code 32242041. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

As in the past, Optical Cable Corporation will answer questions from analysts and fund investors during the conference call. However, Optical Cable Corporation also invites individual investors to submit questions in advance of the conference call. Questions should be submitted in writing to jwert@joelefrank.com by 10:00 a.m. Eastern Time on Monday, January 28, 2008.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cables for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers;

Optical Cable Corp. – Fourth Quarter 2007 Earnings Release

corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of us by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2007	2006	2007	2006
Net sales	$13,399	$12,641	$45,503	$45,330
Cost of goods sold	7,976	7,893	28,333	29,908

Gross profit	5,423	4,748	17,170	15,422
SG&A expenses	4,254	3,686	15,300	14,900

Income from operations	1,169	1,062	1,870	522
Interest income (expense), net	19	(11)	21	(10)
Other, net	25	(3)	27	(9)

Other income (expense), net	44	(14)	48	(19)

Income before income taxes	1,213	1,048	1,918	503
Income tax expense	403	297	665	152

Net income	$810	$751	$1,253	$351

Net income per share:
Basic and diluted	$0.13	$0.13	$0.21	$0.06

Weighted average shares outstanding:
Basic	6,087	6,011	6,089	5,954

Diluted	6,087	6,014	6,096	5,966

—MORE—

Optical Cable Corp. – Fourth Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2007	October 31, 2006
Cash	$3,139	$555
Trade accounts receivable, net	9,057	8,297
Inventories	7,340	8,615
Other current assets	1,279	1,280

Total current assets	$20,815	$18,747
Non-current assets	16,466	16,044

Total assets	$37,281	$34,791

Current liabilities	$4,878	$4,306
Non-current liabilities	425	50

Total liabilities	$5,303	$4,356
Total shareholders’ equity	31,978	30,435

Total liabilities and shareholders’ equity	$37,281	$34,791

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